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EXHIBIT 6.3
                             Total Film Group, Inc.


                                February 9, 1999


The Orbiter Fund
980 Post Road East
Westport, CT 06880


      Re:  Two Million Dollar Bridge Loan

Dear Orbiter Fund:


     This letter is to confirm our agreement in which The Orbiter Fund (the "FUND") and Total Film Group ("TFG") hereby agree as follows:

      The FUND hereby agrees to loan to TFG and TFG hereby agrees to borrow from the FUND up to two million dollars ($2,000,000) on the following terms and conditions:

     1. Interest shall accrue at the rate of 13.5% per year, payable quarterly, beginning three months following the date of the first advance and continuing the same date of each third month thereafter;

     2. Principal shall be payable at the rate of $375,000 every three months beginning three months following the date of the first advance and continuing on the same date of each third month thereafter until one year following the date of the first advance, at which time the balance of principal and accrued interest shall be due and payable;

     3.   This loan may be prepaid in full or in part anytime without penalty.

     4.   FUND hereby agrees to pay to TFG the funds as follows:

          (A)  On or before February 12, 1999, the sum of $1,000,000; and

          (B)  The balance of $1,000,000 on or before March 15, 1999.

     5. As additional consideration for the loan, TFG hereby agrees to grant to FUND 250,000 warrants for the purchase of TFG shares of common stock at the price of $2.00 per share, exercisable for three years, on the terms and conditions set forth on the attached Exhibit A.


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     6.   TFG agrees to execute and deliver to the FUND such additional documents as the fund may reasonably request in order to reflect the terms and conditions of this loan.

     Please indicate your agreement to the foregoing by signing and returning the enclosed copy of this letter.

     Thank you.

                                       Sincerely,

                                       TOTAL FILM GROUP

                                       By: /s/ Gerald Green, President


AGREED TO AND ACCEPTED

This 15th day of February, 1999

THE ORBITER FUND

By: /s/ Michael Lauer
    Title Investment Manager
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                             TOTAL FILM GROUP, INC.
                             9107 Wilshire Boulevard
                                    Suite 475
                             Beverly Hills, CA 90210

                                February 12, 1999

The Orbiter Fund
980 Post Road East
Westport, CT 06880

     Re: Two Million Dollar Bridge Loan - Supplement to Letter Agreement Dated February 8, 1999

Dear Orbiter Fund:

     This letter is to supplement our earlier agreement dated February 9, 1999, in which The Orbitor Fund, Ltd. ("FUND") agreed to Total Film Group, Inc. ("TFG") $2,000,000 (the "Agreement"). The FUND and TFG hereby supplement the Agreement as follows:

     1. At such time as TFG receives the first $1,000,000, TFG hereby agrees to issue to the FUND 125,000 warrants for the purchase of 125,000 TFG shares of common stock at the price of $2.00 per share, exercisable for three years, on the terms and conditions set forth on the attached Exhibit A, the Unanimous Consent in lieu of Special Meeting of the Board of Directors of TFG. Exhibit A is also intended to be the Exhibit A referred to in the Agreement.

     2. At such time as TFG receives the second million dollars, TFG hereby agrees to grant to FUND 125,000 additional warrants for the purchase of 125,000 shares of TFG shares of common stock at the price of $2.00 per share, exercisable for three years on the terms and conditions set forth on the attached Exhibit A.

     3. The FUND hereby represents and warrants to TFG that it is an "accredited investor" as the term is defined in Rule 501 under Regulation D issued under the Securities Act of 1933. Attached as Exhibit B is an excerpt from Rule 501 showing the definition of accredited investor.

     4. TFG agrees to deliver to the FUND a promissory note in substantially the form of the attached Exhibit C on the receipt of the first advance of part or all of the $2,000,000. The parties agree that interest will only accrue on the amount of money actually advanced by FUND. If less than the $2,000,000 is actually advanced, then the amount of the quarterly payments of principal will be reduced proportionately.

     5.   Except as provided above, the Agreement remains in full force and affect.
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     Please indicate your agreement to the foregoing by signing and returning the enclosed copy of this letter.


                                       Sincerely,

                                       TOTAL FILM GROUP, INC.

                                       By: /s/ Gerald Green, President


AGREED TO AND ACCEPTED

This 10th day of February, 1999

THE ORBITER FUND, LTD.

By: /s/ Michael Lauer, Investment Manager
    Name/Title
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                                Total Film Group

August 11, 1999

Mr. Michael Lauer
The Orbiter Fund
475 Steamboat Road
1st Floor
Greenwich, CT 46830

Dear Michael,

     I sincerely wish to apologize for the delay and my confusion regarding the payment due on the Orbiter Fund bridge loan to Total Film Group (TFG).

     If acceptable to you, I would request an extension of the loan with the following modification of the agreement terms:

     1. TFG will immediately cause to be issued to the Orbiter Fund 250,000 shares of stock in consideration for your approval of the extension.

     2. $750,000 plus accrued interest will be paid on or before Sept. 30, 1999.

     All other terms of our agreement which were documented in you letter to us February 9, 1999, will remain unchanged.

     Please indicate your agreement to the foregoing by signing below and returning an executed copy of this letter by fax as soon as possible.


Sincerely,

/s/ Gerald Green                       /s/ Michael Lauer, The Orbiter Fund
Chairman & CEO